SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2017

CYTORI THERAPEUTICS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-34375	33-0827593
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3020 Callan Road, San Diego, CA		92121
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 458-0900

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01Entry into a Material Definitive Agreement

On February 27, 2017, Cytori Therapeutics, Inc. (the “Company”) entered into a Lease Agreement (the “Lease”) with 6262 Lusk Investors LLC, a California limited liability company (“Landlord”), for approximately 29,499 square feet of office space for the Company’s corporate headquarters in San Diego, California. The initial term of the Lease is sixty-three (63) months, and may be extended upon mutual agreement of the Company and the Landlord.  The Lease is scheduled to commence on November 1, 2017 date, unless the premises are earlier occupied by the Company or the commencement date is delayed to allow for substantial completion of tenant improvements.

Under the Lease, the Company will be obligated to pay base rent as follows:

•	Year 1: $761,074.20;
•	Year 2: $783,906.48;
•	Year 3: $807,423.72;
•	Year 4: $831,646.44;
•	Year 5: $856,595.88;
•	Months 61-63: $73,524.48 per month ($882,293.76 annualized base rent).

In addition to the base rent, the Company will also be obligated under the Lease to make certain payments for operating expenses, property taxes, insurance, insurance deductibles and other amounts.

In connection with the Lease, the Company issued a letter of credit, or Letter of Credit, in favor of the Landlord in the initial principal amount of $126,845.00, which Letter of Credit will increase to $253,690.00 on June 1, 2017, and to $500,000.00 on the commencement date.  The Letter of Credit will remain in effect for the term of the Lease.

The Company has agreed to customary indemnifications of the Landlord and its affiliates arising out of the Company’s use of the rented premises, breaches of the Company’s obligations under the Lease and similar matters (except to the extent arising out of the Landlord’s gross negligence or willful misconduct).

The foregoing description of the Lease is a summary, is not complete, and is qualified in its entirety by the terms and conditions of the actual Lease. The Company intends to file the Lease with the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cytori Therapeutics, Inc.

March 3, 2017	By:	/s/ Jeremy Hayden
Name: Jeremy Hayden
Title: General Counsel